Exhibit T3A.120

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “EASTLAND MALL, LLC”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF OCTOBER, A.D. 2005, AT 1:40 O’ CLOCK P.M.

4042313 8100 050823412	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4212646 DATE: 10-07-05

State of Delaware Secretary of State Division of Corporations Delivered 01:50 PM 10/07/2005 FILED 01:40 PM 10/07/2005 SRV 050823412 – 4042313 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

• First: The name of the limited liability company is Eastland Mall, LLC

•  Second: The address of its registered office in the State of Delaware is     2711 Centerville Road Suite 400         in the City of     Wilmington, DE

19808        . The name of its Registered agent at such address is     Corporation Service Company

• Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is Dec. 31, 2055 .”)

• Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this     7th     day of     October    , 2005    .

By:	/s/ Jeffery V. Curry
Authorized Person(s)

Name:	Jeffery V. Curry, Organizer
Typed or Printed